                                                                    EXHIBIT 23.1


The Board of Directors and Stockholder
Electric Lightwave, Inc.:


The audits referred to in our report dated September 4, 1997, included the related financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Summary Financial and Operating Data," "Selected Financial and Operating Data" and "Experts" in the prospectus.



                                                KPMG Peat Marwick LLP

New York, New York
November 17, 1997